CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 91 to the registration statement on Form N-1A (File No. 2-10816) ("Registration Statement") of our report dated September 9, 2002, relating to the financial statements and financial highlights appearing in the July 31, 2002 Annual Report of the George Putnam Fund of Boston, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Boston, Massachusetts
November 25, 2002